PETMED EXPRESS, INC.
                    YEAR ENDED MARCH 31, 2007
                   CONFERENCE CALL TRANSCRIPT
                  MAY 14, 2007 AT 8:30 A.M. ET

Coordinator:          Welcome to the PetMed Express, Inc. doing business as
                      1-800-PetMeds conference call to review the financial results for the fourth fiscal quarter and the fiscal year ended on March 31, 2007. At the request of the Company, this conference call is being recorded.
                      Founded in 1996, 1-800-PetMeds is America's Largest
                      Pet Pharmacy, delivering prescription and nonprescription pet medications, and other health products for dogs, cats and horses direct to the consumer. 1-800-PetMeds markets its products through national television, online and direct mail advertising campaigns, which direct consumers to order by phone or on the internet and aim to increase the recognition of the 1-800-PetMeds' brand name. 1-800-
                      PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time I would like to turn the call over to the Company's Chief Financial Officer, Mr. Bruce
                      Rosenbloom.  Sir, go ahead please.

Bruce Rosenbloom:     Thank you.  I would like to welcome everybody
                      here today.  Before I turn the call over to Mendo
                      Akdag, our Chief Executive Officer and President, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question and answer session which will be later in the call.

                      Also, certain information that will be included in this press conference may include forward-looking statements within the meanings of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today's speaker, Mendo Akdag, Chief Executive Officer and President of 1-800-PetMeds. Mendo.

Mendo Akdag:          Thank you, Bruce. Welcome. Thank you for joining us.

                      Today we'll review the highlights of our financial results. We'll compare our fourth fiscal quarter and fiscal year ended on March 31, 2007 to last year's quarter and fiscal year ended on March 31, 2006.

                      For the fourth fiscal quarter ended on March 31, 2007 sales were $36.4 million compared to sales of $29.4 million for the same period the prior year, an increase of 24%. For the fiscal year ended on March 31, 2007 sales were $162.2 million compared to $137.6 million for the prior fiscal year, an increase of 18%. The increase was primarily due to increased retail reorders and new orders offset by decreased wholesale sales.

                      For the fourth fiscal quarter, net income was $3.6 million, or $0.15 cents diluted per share, compared to $3.1 million, or $0.13 cents diluted per share, for the same quarter the prior year, an increase to net income of 15%. For the fiscal year, net income was $14.4 million, or $0.60 cents diluted per share, compared to $12.1 million, or $0.50 cents diluted per share, a year ago, an increase to net income of 20%.


                         Exhibit 99.1 Page 1 of 6

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                      Retail reorder sales increased by 22% to $26.4 million
                      for the quarter compared to reorder sales of $21.7 million for the same quarter the prior year. For the fiscal year, the reorder sales increased by 25% to $110.5 million compared to $88.4 million for the prior year.

                      Retail new order sales increased by 40% to $9.9 million for the quarter compared to $7.1 million for the same period the prior year. For the fiscal year the new order sales increased by 12% to $51.1 million compared to $45.5 million for the prior year.

                      Wholesale sales were approximately $100,000 for the quarter compared to $600,000 for the same quarter the prior year. For the fiscal year, wholesale sales were approximately $600,000 compared to $3.7 million for the prior year. The decrease was due to our decision to limit wholesale sales to focus on retail business.

                      We acquired approximately 132,000 new customers in our fourth fiscal quarter compared to 94,000 for the same period the prior year, and we acquired approximately 681,000 new customers in the fiscal year compared to 624,000 for the prior year.

                      Our average retail order was approximately $81 for the quarter and $79 for the fiscal year. Approximately 62% of our sales were generated on our website for the fiscal year compared to 57% for the prior fiscal year.

                      The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off-seasons.

                      For the fourth fiscal quarter our gross profit as a percent of sales was 40.5% compared to 42.0% for the same period a year ago. For the fiscal year, our gross profit as a percentage of sales was 39.8% compared to 39.5% for the prior year. The percentage decrease for the quarter can be attributed to increases in product cost and increases in discounts given to customers. The percentage increase for the fiscal year can mainly be attributed to decreases in wholesale sales, which have a lower gross profit margin, and a shift in product mix to higher margin items offset by additional discounts given to customers.

                      Our general and administrative expenses as a percent of sales were 12.4% for the quarter compared to 11.4% for the same quarter the prior year, and for the fiscal year, the G&A increased to 10.6% compared to 10.2% for the prior year. The company adopted Financial Accounting Standard 123R on April 1, 2006, resulting in approximately $223,000 of stock option compensation expense for the quarter and $893,000 for the fiscal year. Also, compensation expense related to restricted stock issuances in fiscal year 2007 was approximately $96,000 for the quarter and $203,000 for the fiscal year. The total stock-based compensation expenses increased G&A as a percent of sales by 90 basis points for the quarter and 70 basis points for the fiscal year.

                      For the quarter we spent $4.5 million in advertising compared to $3.9 million for the same quarter the prior year, an increase of 16%. For the fiscal year, we spent $25.2 million for advertising compared to $21.6 million a year ago, an increase of 17%. Advertising costs of acquiring a customer for the quarter was approximately $34 compared to $41 for the same quarter the prior year, and for the fiscal year, it was $37 compared to $35 for the same period a year ago. We had higher response rates to our new advertising campaigns for the quarter compared to the same quarter last year.


                         Exhibit 99.1 Page 2 of 6
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                      Our working capital increased by $15.6 million to
                      $50.6 million since March 31, 2006. The increase can mainly be attributed to cash flow generated from operations. We had $39.4 million in cash and temporary investments, and $16.1 million in inventory with no debt as of March 31, 2007. Net cash from operations for the fiscal year was $16.6 million compared to net cash from operations of $10.3 million for the prior fiscal year, an increase of $6.3 million. Capital expenditures for the fiscal year were approximately $1.0 million.

                      This ends our financial review. Operator, we're ready to take questions.

Coordinator:          Thank you. Our first question comes from July Johnson
                      with Piper Jaffray.

July Johnson:         Hi. Thanks for taking my question.  Congratulations on
                      the quarter.

Mendo Akdag:          Thank you.

July Johnson:         My first question is about the advertising environment
                      through Q4. I was wondering if you could just give a little bit of color on kind of what you saw during the quarter.

Mendo Akdag:          We didn't have - we cleared as much as we wanted to
                      clear and our advertising was efficient, so we did more. We acquired more customers with less dollars spent.

July Johnson:         All right, great.  Thank you, and then also on share
                      buyback activity, it doesn't look like there was any in the quarter, and I was wondering if we should expect you to be more aggressive during the next year.

Mendo Akdag:          We were in a blackout period in the last two months.
                      And it depends on; it's subject to market conditions and other factors in accordance with Securities and Exchange Commission requirements. It's at the company's discretion.

July Johnson:         All right, great.  Thank you.  I'll jump back in the
                      queue.

Coordinator:          Thank you. Our next question comes from Kristine
                      Koerber with JMP Securities.

Kristine Koerber:     Yeah. Hi. A couple of questions. Just a follow-up
                      on the advertising question, the mix of advertising during the quarter, can you kind of give us some idea what the mix was between online and offline?

Mendo Akdag:          We discontinued breaking that down due to competitive
                      reasons. But it was similar to, I would say, last fiscal year's. There was not any major change in the mix.

Kristine Koerber:     And cap ex [capital expenditures], do you have a
                      cap ex budget for fiscal '08?

Mendo Akdag:          I will give you a rough.  It will probably be about
                      half a million dollars.

Kristine Koerber:     Okay, and then lastly as far as pricing you
                      talked about gross margin pressure due to discounting.
                      Are you seeing more? Maybe you can just talk about the pricing environment. Are you seeing more discounting to customers and has it gotten more competitive? Thank you.

Mendo Akdag:          I cannot say that it's any different than last year,
                      but we know that we need to be competitive. Our pricing needs to be competitive. So we'll do whatever it takes to keep the customers. And we'll - our focus is gross profit dollars, not necessarily gross profit percent.


                          Exhibit 99.1 Page 3 of 6

Coordinator:          Thank you. Our next question comes from Michael
                      Friedman with Noble Financial.

Michael Friedman:     Hi guys.  Just kind of hammering a little bit
                      more on the advertising spend. Can you give us a sense on how you expect that to trend in the coming quarter
                      - in the current quarter, I should say.

Mendo Akdag:          We are more focused on being more efficient with it.
                      Dollar-wise, I would anticipate us to spend more than last fiscal year this fiscal year. But having said that we're also very focused on being a lot more efficient with it. So the environment appears to be favorable to us at this time.

Michael Friedman:     Okay, and what about personnel?  Do you expect to
                      add any more people going forward? Do you feel you're adequately staffed for what you're expecting in revenue for the fiscal year? Can you give us a little color there?

Mendo Akdag:          We probably need to add another 10 to 15 people at
                      this time for customer service and pharmacy.

Michael Friedman:     And when do you expect to bring those people on,
                      throughout the year, at one point in time? How do you see that trending?

Mendo Akdag:          It's ongoing.  So we're bringing them as we speak.

Michael Friedman:     Okay.  Can you give us a little bit more of a
                      sense, the Betty White campaign is out now on TV? Are you spending a little less on maybe mailings and maybe advertisements through the newspaper? Is that fair to say?

Mendo Akdag:          We are doing a little less print advertising -- you're
                      right -- than last year and more focused on television and online. We still have - our mailings are still about the same as last year.

Michael Friedman:     Okay, and then one last question.  Are you seeing
                      any difference in the way in which vets are selling products in response to, you know, the online - your company as well as others?

Mendo Akdag:          We are not.  I know there's a concept for the
                      veterinarians to sell online. We are not as concerned as one of the analysts were and there are two reasons for that. One is there are additional shipping and handling costs that somebody has to pay for with that model. Either the veterinarian will make less money or consumer will have to pay more. And second, veterinarians have to trust a third party with their database, with their customer base, so based on that, we are not that concerned, at this time.

Michael Friedman:     Great. Thank you very much.

Mendo Akdag:          You're welcome.

Coordinator:          Thank you. Our next question comes from Anthony
                      Lebiedzinski with Sidoti.

Anthony Lebiedzinski: Good morning. Back in January you had talked about increasing your customer service staffing levels to improve your customer service. Can you talk about how - whether or not you're happy with how that effort's shaped up and if you could just give us a little bit more insight into that?

Mendo Akdag:          It shaped up okay, but I was not that pleased to be
                      honest. We still need an - about 10 to 15 people.
                      We're still short at this time so - which we're in process of hiring and training them.

Anthony Lebiedzinski: And also in regards to the wholesale segment is the level of wholesale sales that you saw in the - in this fourth quarter, is that a reasonable run-rate going forward?

                         Exhibit 99.1 Page 4 of 6

Mendo Akdag:          Probably yes. We're not focused on wholesale. We're
                      not soliciting to do wholesale. So it's probably about
                      - will be about the same going forward.

Anthony Lebiedzinski: Okay. My last question, you mentioned that you're being more efficient with your advertising. What steps are you taking to actually become more efficient?

Mendo Akdag:          We analyze all the data.  And we are being a lot more
                      careful as far as where we are putting the money and making sure that we're getting our money's worth, return on investments. So we have tightened it up compared to last year.

Anthony Lebiedzinski: Okay. Thank you.

Mendo Akdag:          You're welcome.

Coordinator:          Thank you. Once again that is star 1 to ask a
                      question. Our next question comes from Bill Lennan from First Albany.

Bill Lennan:          Hi.  Good morning Mendo and Bruce. I just had one
                      question. Can you tell us a little bit about average order size, where you see that trending as you bring on more new customers? Our thesis has always been new people might spend a little less than reorder customers. So I guess the short version of the question is: where do you think the reorder rate goes?
                      And how much of that is driven by new customers?
                      Sorry, reorders, average order size, where is that going?

Mendo Akdag:          Average order size, it was $81 for the fourth quarter,
                      and it was the same for the prior year same quarter, $81. So it stayed about the same. If you look at the fiscal year we were at $79 compared to $77 for the prior fiscal year. So we're going to attempt to up-sell and cross-sell to slightly increase the average order size. It depends on really how successful we are at doing that.

Bill Lennan:          Okay.  Is it a fact that though - a new customer will
                      order less than a reorder and that in fact if that's true then a strong new customer quarter could hold average order size down? Is that a correct assumption?

Mendo Akdag:          Yes. It is a correct assumption.  Yes.

Bill Lennan:          Okay. Thank you.

Mendo Akdag:          You're welcome.

Coordinator:          Thank you. Our next question comes from John Curtie
                      with Principal Global Investors.

John Curtie:          Good morning. My question has to do with G&A expenses
                      in the upcoming year. Would you anticipate roughly the same level of 123R expense for the upcoming year as well as restricted stock expense?

Mendo Akdag:          Probably. It will - it's going to be similar. It's not
                      going to be a material difference [for stock options].
                      That's our expectation. So it will be a better comparison.

John Curtie:          Okay, and then a second question on advertising. You
                      had a very nice drop in cost per new customer in the fourth quarter with the Betty White campaign.

Mendo Akdag:          Yes.


                         Exhibit 99.1 Page 5 of 6

John Curtie:          Looking out to the next year do you anticipate that
                      whatever advertising campaigns that you're going to be running, that you're going to be trying to keep that cost down in that $35, $36 range for the entire year?

Mendo Akdag:          The answer is yes. Yes. We're going to work hard on
                      that.

John Curtie:          Okay. And when, maybe later in this calendar year, do
                      you anticipate running into increased costs possibly from increased political advertising?

Mendo Akdag:          We are not anticipating that this year.  But next year
                      we'll see how it goes.

John Curtie:          Okay. Thank you very much.

Mendo Akdag:          You're welcome.

Coordinator:          Thank you. Once again that is star 1 if you'd like to
                      ask a question. One moment please. And at this time I show no further questions and would like to turn the call back over to Mr. Rosenbloom for any closing statements.

Mendo Akdag:          I'll do the closing statement, Mendo Akdag here.
                      According to the American Pet Products Manufacturers
                      Association, spending on pets in the U.S. increased about 5.8% and reached $38.4 billion in 2006. There's a continuing trend that pets in the U.S. are thought of more like children, part of the family. This mindset is driving pet owners to more high-end products and pet products that mirror what they want for themselves.

                      To capitalize on the pet industry's growth trend we'll be focusing our efforts in three areas: one, capturing additional market share; two, increasing reorders with personalized communication and health education content; and three, improving our current service levels.

                      This wraps up today's conference call. Thank you for joining us.

Coordinator:          Thank you. This concludes today's teleconference.
                      Thank you for your participation. You may disconnect at this time. Thank you.


                         Exhibit 99.1 Page 6 of 6
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